CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                         PACIFIC RIM ENTERTAINMENT, INC.

                  The undersigned, desiring to amend the Certificate of Incorporation of Pacific Rim Entertainment, Inc., a Delaware corporation (the "Corporation"), pursuant to Section 242 of the Delaware General Corporation law, DOES HEREBY CERTIFY:

                  WHEREAS, the former Board of Directors of the Corporation resolved to effect a 1 for 20 reverse split on March 27, 1995 ("First Reverse Split"), pursuant to which the Corporation's Certificate of Incorporation was to have been amended to reflect that as of such date, each 20 shares outstanding were to have been reclassified into one share of the Corporation's outstanding common stock;

                  WHEREAS, the former Board of Directors of the Corporation resolved to effect a further 1 for 10 reverse split on February 7, 1996 ("Second Reverse Split"), pursuant to which the Corporation's Certificate of Incorporation was to have been further amended to reflect that as of such date, each 10 shares outstanding were to have been further reclassified into one share of the Corporation's outstanding common stock;

                  WHEREAS, in the good faith belief that the First Reverse Split and the Second Reverse Split were legally effective, upon direction from the Corporation, its transfer agent gave effect to he First Reverse Split and the Second Reverse Split as though legally effective;

                  WHEREAS, the Corporation has presently determined that neither the First Reverse Split nor the Second Reverse Split were legally effective because of the Corporation's failure to obtain stockholder approval in compliance with the proxy rules promulgated under the

Securities Exchange Act of 1934 and the Corporation's failure to file amendments to its Certificate of Incorporation with the Secretary of State of the State of Delaware to give effect to either the First Reverse Split or the Second Reverse Split; and

                  WHEREAS, the Corporation has now determined that in order to give legal effect to the First Reverse Split and the Second Reverse Split it has approved the following amendment to its Certificate of Incorporation:

                  FIRST: The Board of Directors of the Corporation, by unanimous written consent of its members, evidenced by a written consent action and approval of the requisite vote of each class of stockholders, has duly adopted the following resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation:

                           RESOLVED, that Article fourth of the Certificate of Incorporation of the Corporation, be and it is hereby amended and restated in its entirety as follows:

                           "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Ten Million One Thousand (10,001,000) shares, of which Ten Million (10,000,000) shall be Common Stock, par value $.01 per share ("Common Stock"), and One Thousand (1,000) shares shall be Preferred Stock, $.01 par value per share ("Preferred Stock")

                           Effective as of March 27, 1995, each 20 shares of Common Stock outstanding as of such date were reclassified as and converted into, without any act by any person, one share of Common Stock with a par value of $.01 per share ("First Reverse Split"), and any fractional shares resulting therefrom were to be rounded down to the nearest whole number of shares of Common Stock. Effective as of February 2, 1996, each 10 shares of Common Stock outstanding as of such date were further reclassified as and converted into, without any act by any person, one share of Common Stock with a par value of $.01 per share ("Second Reverse Split"), and any fractional shares resulting therefrom were to be rounded down to the nearest whole number of shares of Common Stock. From and after the effective dates of the First Reverse Split and the Second Reverse Split, and until exchanged for certificates representing Common Stock issued and delivered after such effective dates, certificates representing each share of


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

                           Common Stock prior to such effective dates shall be deemed to represent a number of shares equal to the product obtained by multiplying the number of shares represented thereby by a fraction, the numerator of which is one and the denominator of which is 20 and 10, respectively. On the effective date of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, legal effect shall be given to the First Reverse Split and the Second Reverse Split as though such reverse splits had occurred on their respective effective dates.

                  SECOND: That written consent by the shareholders of the Corporation has been given to the aforesaid amendment in accordance with Section 228 of the Delaware General Corporation Law.

                  THIRD:   That the aforesaid  amendment has been duly adopted
                  in accordance with Section 242 of the Delaware General Corporation Law.

                  FOURTH: That this amendment shall have been effective on November 21, 1997.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Steven Rosner, its President, this 21st day of November, 1997.

                                               PACIFIC RIM ENTERTAINMENT, INC.

                                               By: /s/ Steven Rosner
                                                   -----------------------------
                                                   Steven Rosner, President



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